Exhibit 99.1

Regency Energy Partners Increases Cash Distribution to 46 Cents
Per Outstanding Common Unit

DALLAS, January 26, 2012 – Regency Energy Partners LP (NYSE: RGP), (“Regency” or the “Partnership”), announced today a cash distribution of 46 cents per outstanding common unit for the fourth quarter ended December 31, 2011. The distribution will be paid on February 13, 2012, to unitholders of record at the close of business on February 6, 2012.  This distribution is equivalent to $1.84 per outstanding common unit on an annual basis.

Under the terms of the Series A Preferred Units, a quarterly cash distribution of 44.5 cents per unit for the fourth quarter ended December 31, 2011, will be paid on the same schedule as set forth above.

Regency expects to release its fourth-quarter and full-year 2011 results on Wednesday, February 15, 2012, after the market closes, and will hold a conference call to discuss its results Thursday, February 16, 2012, at 10 a.m. Central Time (11 a.m. Eastern Time).

The dial-in number for the call is 1-888-873-4896 in the United States, or +1-617-213-8850 outside the United States, passcode 79449952. A live webcast of the call may be accessed on the investor relations page of Regency’s website at www.regencyenergy.com. The call will be available for replay for seven days by dialing 888-286-8010 (from outside the U.S., +1-617-801-6888) passcode 15995776. A replay of the broadcast will also be available on the Partnership’s website for 30 days.

This release is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Please note that 100 percent of Regency’s distributions to foreign investors are attributable to income that is effectively connected with a United States trade or business. Accordingly, Regency’s distributions to foreign investors are subject to federal income tax withholding at a rate of 35 percent.

This release contains “forward-looking” statements, which are any statements that do not relate strictly to historical facts.  The words “anticipate,” “believe,” “continue,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “may,” “plan,” “project,” “will” or similar expressions help identify forward-looking statements.  Forward-looking statements are subject to a variety of risks, uncertainties and assumptions, which include, but are not limited to, the risks, uncertainties and assumptions enumerated in our Forms 10-Q and 10-K as filed with the Securities and Exchange Commission.  Although we believe our forward-looking statements are based on reasonable assumptions, current expectations and projections about future events, we cannot give assurances that such assumptions, expectations and projections will prove to be correct.  Therefore, actual results and outcomes may differ materially from those expressed in such forward-looking statements.  We undertake no obligation to update publicly or to revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, contract treating, transportation, storage and fractionation of natural gas and natural gas liquids. Regency's general partner is owned by Energy Transfer Equity, L.P. (NYSE: ETE). For more information, visit the Regency Energy Partners LP website at www.regencyenergy.com.

CONTACT:

Investor Relations:
Lyndsay Hannah
Regency Energy Partners
Manager, Finance & Investor Relations
214-840-5477
ir@regencygas.com

Media Relations:
Vicki Granado
Granado Communications Group
214-599-8785
vicki@granadopr.com